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                      UBS PRIVATE INVESTOR FUNDS, INC.
                                on behalf of
                          UBS TAX EXEMPT BOND FUND
                       INVESTMENT ADVISORY AGREEMENT



            Agreement, made this         day of             1996, between
UBS Private Investor Funds, Inc., a Maryland corporation (the "Company"), on behalf of its series known as UBS Tax Exempt Bond Fund (the "Fund"), and Union Bank of Switzerland, New York Branch (the "Adviser").

            WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

            WHEREAS, the Fund, a diversified mutual fund, desires to retain the Adviser to render investment advisory and certain related administrative services, and the Adviser is willing to render such services;

            NOW, THEREFORE, this Agreement

                            W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

            1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

            2. Subject to the general supervision of the Directors of the Company, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's holdings of securities and other investments, including commodities and commodities contracts, cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

                  (a) the Adviser shall furnish a continuous investment program for the Fund and determine from time to time the securities, commodities, commodity contracts and other investments to be purchased,


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      retained, sold or lent by the Fund, and the portion of the assets to be invested or held uninvested as cash;

                  (b) the Adviser shall use the same skill and care in the management of the Fund's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

                  (c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Charter, Bylaws and Registration Statement of the Company and with the instructions and directions of the Directors of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

                  (d) the Adviser shall determine the securities to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, commodities or commodities contracts; in placing orders, the Adviser will select the brokers and/or dealers as it shall deem appropriate in conformity with the policy with respect to brokerage as set forth in the Registration Statement; and the Adviser shall also determine whether or not the Fund shall enter into repurchase or reverse repurchase agreements;

                  On occasions when the Adviser deems the purchase or sale of a security, commodity or commodity contract to be in the best interest of the Fund as well as other customers of the Adviser and to the extent permitted by applicable law, the Adviser may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund;

                  The Adviser may execute the Fund's brokerage (but not principal) transactions through an affiliate, provided that such transactions are effected in accordance with Rule 17e-1 under the 1940 Act and the Company's procedures adopted thereunder as such may be amended from time to time;


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                  (e)   the Adviser shall maintain records with respect to
      the Fund's securities transactions as required by Section 31 of the 1940 Act and the rules and regulations thereunder, to the extent such records are necessary or appropriate to record the Adviser's transactions with respect to the Fund;

                  (f) the Adviser shall establish performance standards for the Fund's third-party service providers and oversee and evaluate the performance of such entities, provide and present quarterly management reports to the Directors and supervise the preparation of reports for Fund shareholders; establish voluntary expense limitations for the Fund (if any) and provide any resultant expense reimbursement to the Fund; and provide such other related services as the Company may reasonably request, to the extent permitted by applicable law. The Adviser shall provide all personnel and facilities necessary in order for it to provide the services contemplated by this paragraph. The Adviser assumes no liabilities or responsibilities for the performance of the third-party service providers it is overseeing or any other responsibilities under this Agreement other than to render the services called for hereunder, on the terms and conditions provided herein; and

                  (g) the investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

            3. The Fund has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

                  (a) Articles of Incorporation of the Company (such Articles of Incorporation, as presently in effect and as amended from time to time, are herein called the "Charter");

                  (b) Bylaws of the Company (such Bylaws, as presently in effect and as amended from time to time, are herein called the "Bylaws");

                  (c) Certified resolutions of the Directors of the Company authorizing the appointment of the Adviser and approving the form of this Agreement;


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                  (d)   The Company's Notification of Registration on
      Form N-8A under the 1940 Act and its Registration Statement on
      Form N-1A (No. 811-____) under the Securities Act of 1933 and the 1940 Act (the "Registration Statement"), each as filed with the Commission on November 17, 1995, and all amendments and supplements thereto.

            4. The Adviser agrees that all records that it maintains for the Fund pursuant to paragraphs 2(e) and 2(f) of this Agreement are the property of the Fund and it will promptly surrender copies of any of such records to the Fund upon the Fund's request.

            5. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Fund (including taxes and brokerage commissions, if any).

            6. For the services provided and the expenses borne pursuant to this Agreement, the Fund will pay to the Adviser as full compensation therefor a fee at an annual rate equal to .45% of the Fund's average daily net assets. This fee will be computed daily and payable monthly.

            7. The Company shall not use the name of the Adviser or any of its affiliates in any prospectus, statement of additional information, sales literature or other material relating to the Fund in a manner not approved by the Adviser prior thereto in writing; provided, however, that the approval of the Adviser shall not be required for any use of its or any affiliate's name that merely refers in accurate and factual terms to the Adviser's appointment hereunder or as shareholder servicing agent to the Company or that is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided, further, that in no event shall such approval be unreasonably withheld or delayed.

            8. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless


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disregard by it of its obligations and duties under this Agreement.

            9. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Company on behalf of the Fund at any time, without the payment of any penalty, by vote of a majority of all the Directors of the Company or by "vote of a majority of the outstanding voting securities" of the Fund (as defined in the 1940 Act and a rule thereunder) on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

            10. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Directors of the Company from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

            11. Notices of any kind to be given to the Adviser by the Company shall be in writing and shall be duly given if mailed or delivered to the Adviser at 299 Park Avenue, New York, New York 10171, Attention:
General Counsel, with a copy to Richard A. Fabietti, or at such other address or to such other individual as shall be specified by the Adviser to the Company. Notices of any kind to be given to the Company by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Company c/o Signature Financial Group Inc., 6 St. James Avenue, Boston, Massachusetts 02116 or at such other address or to such other individual as shall be specified by the Company to the Adviser.

            12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.


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            13.   This Agreement shall be governed by and construed in
accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the
      day of            1996.


                                    UBS PRIVATE INVESTOR FUNDS,
                                      INC.
                                    on behalf of

                                    UBS TAX EXEMPT BOND FUND


                                    By: __________________________



                                    UNION BANK OF SWITZERLAND,
                                      NEW YORK BRANCH


                                    By: __________________________


                                    By: __________________________